LEASE AGREEMENT

This Lease Agreement (the “Agreement”), made and entered into on this 20th of September 2016 by and between Berto Giordani (“Landlord”) and Ferd (“Tenant”) collectively referred to as (the “Parties"). Landlord makes available for lease an office, placed at 1811 S. CROCE, Venezia, VE 30135, Italy with the area of 45 square meters (Leased Premise). Landlord desires to lease the Leased Premise to Tenant, and Tenant desires to lease the Leased Premise from Landlord for the term, at the rental and upon the provisions set forth herein.

The Parties agree as follows:

Term

The term of this Lease shall commence on the 1st day of October 2016 and continue to be legible till 1st day of October 2017. Tenant shall exercise such renewal option by giving written notice of not less than thirty (30) days to Landlord.

Rent

For and during the initial term of the Lease, Tenant shall pay to Landlord monthly rent fee of $450.00 per month and for the total first year the amount of $5,400.00 has to be paid. The terms of this agreement can be prolonged if Tenant informs Landlord in 30 days before the end of this agreement in any oral or writing notices.

Signs

Upon obtaining Landlord's consent, Tenant shall have the right to place any signs which are permitted by applicable zoning ordinances and private restrictions on the Premise, at locations selected by Tenant. Landlord may refuse such consent if it is in Landlord's opinion too large, deceptive, unattractive or otherwise inconsistent with or inappropriate to the Premise. Tenant shall repair all damage to the Leased Premise resulting from the removal of signs installed by Tenant.

Quiet Possession

Landlord covenants and warrants that upon performance by Tenant of its obligations hereunder, Landlord will keep and maintain Tenant in exclusive, quiet, peaceable and undisturbed and uninterrupted possession of the Leased Premise during the term of this Lease.

Alterations and Improvements

Tenant, at Tenant's expenditure, shall have the right, upon getting Landlord's permission, to alter, redecorate, and make additions, improvements and replacements of and to all or any part of the Leased Premise from time to time as Tenant may deem desirable, provided the same are made in a workmanlike manner and utilizing good quality materials. Tenant shall have the right to place and install personal property, trade fixtures, equipment and other temporary installations in and upon the Leased Premise, and fasten the same to the Premise. All personal property, equipment, machinery, trade fixtures and temporary installations, whether acquired by Tenant at the commencement of the Lease term or placed or installed on the Leased Premise by Tenant thereafter, shall remain Tenant's property free and clear of any claim by Landlord. Tenant shall have the right to remove the same at any time during the term of this Lease provided that Tenant shall repair, at Tenant's expense, all damage to the Leased Premise caused by such removal.

Utilities

Tenant shall pay all accuses for water,  gas, electricity, telephone and other services and utilities used by Tenant on the Leased Premise during the term of this Lease unless otherwise specifically agreed in writing by Landlord. In the event that any utility or service given to the Leased Premise is not unconnectedly metered, Landlord shall pay the amount due and separately invoice Tenant for Tenant's pro rata share of the charges. Tenant shall pay such all utility charges prior to the due date. Tenant acknowledges that the Leased Premise is designed to provide standard office use electrical facilities and standard office lighting.

Keys and Locks

Tenant will be given a set number of keys for the Property. If all keys are not returned to Landlord following termination of the Agreement, Tenant will be charged a monetary fee to replace the keys. Tenant is not permitted to change any lock or place additional locking devices on any door or window of the Property without Landlord's approval prior to installation. If allowed, Tenant must provide Landlord with keys to any changed lock immediately upon installation.

Damage and Destruction

In the event if the Premise or any part thereof is damaged by fire, casualty or structural defects that the same cannot be used for Tenant's purposes, then Tenant shall have the right within ninety (90) days following damage to elect by notice to Landlord to terminate this Landlord. In the event if such damage does not render the Leased Premise unusable for Tenant's purposes, Landlord shall promptly repair such damage at the cost of the Landlord. Tenant shall be relieved from paying rent and other charges during any portion of the Lease term that the Leased Premise are inoperable or unfit for occupancy, or use, in whole or in part, for Tenant's purposes.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this Agreement in the manner prescribed by law as of the Effective Date.

Signature of Landlord: /s/ Berto Giordani Name of the Landlord: Berto Giordani
Signature of Tenant: /s/ Leonid Skupchenko

Name of the Tenant: Ferd Leonid Skupchenko